Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-108225 on Form S-3 of our reports dated February 24, 2006, relating to the financial statements and financial statement schedule of Bottling Group, LLC and subsidiaries, appearing in this Annual Report on Form 10-K of Bottling Group, LLC and subsidiaries for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
New York, New York
February 24, 2006